Exhibit 4.4

AGREEMENT FOR FINANCIAL AND REGISTERED PLEDGES

OVER THE SHARES IN PRIMA FARMS SP. Z O.O.

26 OCTOBER 2007

SMITHFIELD FOODS, INC.

as a Pledgor

and

SOCIETE GENERALE

as a Pledgee

Allen & Overy,

A. Pędzich spółka komandytowa

THIS AGREEMENT is made on 26 October 2007 BETWEEN:

(1)	SMITHFIELD FOODS, INC., a company formed under the laws of Virginia, USA, with its seat in Smithfield, 200 Commerce Street, Smithfield, Virginia 23430, USA (the Pledgor), represented in this Agreement by Lech Najbauer – acting on the basis of the power of attorney;

and

(2)	SOCIETE GENERALE a bank duly established under French law, with registered address at 29 boulevard Haussmann, 75009 Paris, France, acting by and through its branch established in the City and State of New York, United States of America, with its registered office located at 1221 Avenue of the Americas, New York, New York 10021, registration no. 552 120 222 R.C.S. Paris (the Pledgee), represented in this Agreement by Patryk Laskorzyński – acting on the basis of the power of attorney.

The Pledgee and the Pledgor are referred to jointly as the Parties.

BACKGROUND:

(A)	A Euro 300,000,000 multicurrency revolving facility agreement (the Credit Agreement) has been entered into on 22 August 2006 between, among others, Smithfield Capital Europe BV, as Borrower, Smithfield Foods Inc. and other companies of the Group as Guarantors, BNP Paribas and Société Générale Corporate & Investment Banking as Arrangers and Société Générale as Agent and Security Agent (all these terms as defined under the Credit Agreement);

(B)	Pursuant to the terms set forth under the Credit Agreement, the Pledgor has undertaken to create a pledge in favour of the Pledgee over all of their shares in the Company as security for the Borrower’s compliance with the obligations, whether present or future, undertaken under the Credit Agreement and other Finance Documents, together with all costs and expenses which arise from the protection, conservation and execution of the Pledgee respective rights deriving from the Credit Agreement and from the other Finance Documents;

(C)	The Pledgee is a bank organized under the law of France;

(D)	Pursuant to Clause 27.2 (Security Agent as creditor) of the Credit Agreement, the Pledgee is acting in its capacity as an independent and separate creditor of the Borrower in relations to all pecuniary claims and rights under the Credit Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Borrower means SMITHFIELD CAPITAL EUROPE B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its registered office (statutaire zetel) in Amsterdam, the Netherlands and its business office at Naritaweg 165, 1043 BW Amsterdam, the Netherlands, registered with the Commercial Register under number 34253508

Catalogue means the catalogue of methods of description of the objects of pledge attached as a schedule to the Ordinance of the Minister of Justice of 15th October, 1997 on the detailed organization and method of maintaining the pledge register (Dz.U. no. 134, item 892).

Commercial Companies Code means Commercial Companies Code of 15 September, 2000 (Dz. U. No 94;Iitem 1037 as amended).

Company means Prima Farms Sp. z o.o., limited liability company with its seat in Poznań, at Marcelińska Street 92/94, 60-324 Poznań, entered into the register of entrepreneurs maintained by the District Court for Poznań, XXI Commercial Division of the National Court Register under no. KRS 0000109157.

Enforcement Notice means a notice as defined in Clause 7.1 (Rights of the Pledgee).

Financial Pledge means the financial pledge over the Shares established pursuant to Clause 2.5 (Establishment of the Financial Pledge).

Indemnifiable Person means the Pledgee and each of its agents, directors and employees.

New Shares means all shares in the share capital of the Company which the Pledgor subscribes for after the date of this Agreement following an increase of the share capital of the Company or in any other way acquires.

Pledges means the Registered Pledge and the Financial Pledge jointly or each of them separately, as the context requires.

Pledge Law means the Law on Registered Pledge and Pledge Register of 6 December, 1996 (Dz. U. No 149, Item 703 as amended).

Property Rights means all claims attributable to the Pledgor to which it is entitled as a shareholder of the Company to the extent they are not subject to any of the Pledges, including, without limitation, the claims to receive:

(a)	dividends in relation to the Shares or New Shares (as the case may be);

(b)	any amounts payable by way of redemption of the Shares or New Shares (as the case may be).

Registered Pledge means registered pledge over Shares established pursuant to Clause 2.1 (Establishment of the Registered Pledge).

Secured Claims means all present and future pecuniary claims (whether actual or contingent or whether owed jointly or severally or in any other capacity whatsoever) of the Pledgee against each Obligor pursuant to Clause 27.2 (Security Agent as creditor) of the Credit Agreement.

Security Interest means any pledge (including ordinary, registered and financial pledge), lien, charge, assignment, transfer of title by way of security or any other agreement or arrangement having a similar effect.

Security Period means the period beginning on the date of this Agreement and ending on the date on which the Secured Claims have been irrevocably and unconditionally paid and discharged in full.

Shares means 139 665 shares in the share capital of the Company of the nominal value of PLN 1000 each and the total nominal value of 139 665 000 PLN, held by the Pledgor at the date of this Agreement constituting 100 per cent of the share capital of the Company.

Specific Financial Collateral Act means Specific Financial Collateral Act of 2nd April, 2004 (Official Journal of Laws (Dziennik Ustaw) No. 91 of 2004, item 871).

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation or re-enactment and amended is to be construed accordingly;

(ii)	assignable in relation to any right or claim means either:

(A)	there is no prohibition on assignment of rights under a given contract imposed by law or arising from an agreement between the parties to such contract, the nature of the obligation, or other impediment to the assignment hereunder; or

(B)	there is such a prohibition or impediment arising from an agreement between the parties to such contract and any consent required to remove such prohibition or impediment has been obtained,

(iii)	an authorization includes an authorization, consent, license, resolution, filing, registration or notarization;

(iv)	a provision of a law or regulation is a reference to that provision or regulation as amended or re-enacted;

(v)	a Clause, a Subclause or a Schedule is a reference to a clause or a subclause of, or a schedule to, this Agreement;

(vi)	a person includes any individual, legal entity or an entity without legal personality and such reference shall also include a reference to its successors, transferees and assigns;

(vii)	a document is a reference to that document as amended, novated or supplemented; and

(viii)	an Event of Default being outstanding means that it has not been waived.

(b)	The words and expressions in plural shall include singular and vice versa.

(c)	The contents page of, and headings in, this Agreement are for convenience only and are to be ignored in construing this Agreement.

(d)	The capitalized terms used herein and not otherwise defined herein shall have the same meaning as set forth in the Credit Agreement.

2.	CREATION OF SECURITY

2.1	Establishment of the Registered Pledge

(a)	In order to secure the repayment of the Secured Claims, the Pledgor hereby establishes in favour of the Pledgee the registered pledge over Shares up to the maximum secured amount of Euro 450,000,000.00 (the “Maximum Secured Amount”).

(b)	The Pledgee hereby consents to the establishment of the Registered Pledge.

(c)	The Registered Pledge established in this Clause shall be a first ranking registered pledge.

2.2	Value of the Shares

The Parties estimate the net value of the Shares as at the date of this Agreement at their nominal value.

2.3	Description of the object of Registered Pledge

An application for registration of the Registered Pledge shall be submitted on the official form and, for that purpose, the Shares shall be classified in accordance with item G1 of the Catalogue (share in a limited liability company).

2.4	Registration of the Registered Pledge

(a)	The Pledgor shall procure that the Registered Pledge is entered into the register of pledges kept by the relevant registration court within six months of the date of this Agreement.

(b)	The application for entering the Registered Pledge in the register of pledges shall be submitted to the relevant registration court by the Pledgor within seven Business Days of the date of this Agreement and copies of such application - together with the evidence of its filing with the relevant registration court and due payment of all court fees - shall be simultaneously sent to the Pledgee. The court fees payable upon entering the Registered Pledge in the register of pledges shall be borne by the Pledgor.

2.5	Establishment of the Financial Pledge

(a)	In order to secure the repayment of the Secured Claims, the Pledgor hereby establishes in favour of the Pledgee, in accordance with the relevant provisions of the Specific Financial Collateral Act, the Financial Pledge over the Shares.

(b)	The Pledgee hereby consents to the establishment of the Financial Pledge.

(c)	The Financial Pledge shall expire and be released upon the entry of the Register Pledge to the register of pledges kept by the relevant registration court.

2.6	New Shares

(a)	The Pledgor shall:

(i)	notify the Pledgee upon acquiring any New Shares, in the form of Schedule 1 (Form of Notice of New Shares); and

(ii)	enter into a pledge agreement with the Pledgee on substantially the same terms as set out in this Agreement,

within fourteen days of the date of the acquisition of the New Shares.

(b)	The Pledgor shall procure that the Registered Pledge established in accordance with this Agreement is entered in the register of pledges kept by the relevant registration court within three months of the date of this Agreement.

(c)	The Pledgee shall cooperate with the Pledgor to determine the feasible date for execution of the agreement referred to in Clause 2.6 (a)(ii) above.

2.7	Assignment

(a)	As additional security for the repayment of the Secured Claims, the Pledgor hereby assigns by way of security to the Pledgee all the Property Rights (the Assignment). The Pledgee hereby accepts the Assignment.

(b)	The Pledgor undertakes to assign to the Pledgee the Property Rights attached to the New Shares within the scope referred to in Subclause (a) above within fourteen days from the acquisition of such New Shares.

2.8	Notice of Registered Pledge and Assignment

(a)	The establishment of the Financial Pledge and execution of the Assignment shall be notified to the Company by attaching one copy of this Agreement to a notice. Such notice (in form of Schedule 2) shall be served by the Pledgor, with a copy to the Pledgee, within seven Business Days of the date of this Agreement and the Pledgor shall procure that the Company’s management promptly registers the establishment of the Financial Pledge in the book of shares. The Pledgor shall provide the Pledgee, after entry into the book of shares, with a certified copy of an extract form the book of shares confirming it, immediately after the Pledgor received such certified copy of an extract form the book of shares from the Company, not later then within seven Business Days after entry into the book of shares.

(b)	The establishment of the Registered Pledge shall be notified to the Company. Such notice (in the form of Schedule 2) shall be served by the Pledgor, with a copy to the Pledgee, within seven Business Days of the date of receipt by the Pledgor of the court’s decision on registration of the Registered Pledge in the pledges register and the Pledgor shall procure that the Company’s management promptly registers the establishment of the Registered Pledge in the book of shares. The Pledgor shall provide the Pledgee, after entry into the book of shares, with a certified copy of an extract from the book of shares confirming it, immediately after the Pledgor received such certified copy of an extract form the book of shares from the Company, not later then within seven Business Days after entry into the book of shares.

2.9	Power of Attorney

In order to perform the provisions set out in Clause 6.2 (The voting rights and other non-property rights) the Pledgor shall, by way of security, on the date of this Agreement, grant to the Pledgee a power of attorney in the form of Schedule 3 (Form of Power of Attorney), authorising the Pledgee to exercise on behalf of the Pledgor the voting rights over the Shares, as long as such voting rights cannot be exercised by the Pledgee under the Company’s Articles of Association, in accordance with Article 187 § 2 of the Commercial Companies Code, and to exercise other non-property rights to which the Pledgor is entitled as a shareholder of the Company. Such power of attorney shall be irrevocable during the Security Period. The Pledgee accepts the power of attorney granted pursuant to this Clause. At the request of the Pledgee, the Pledgor shall grant to the Pledgee all other powers of attorney required in order to exercise the rights for the Shares. The Pledgee shall be authorised to act on the basis of such powers of attorney only following the occurrence and continuation of an Event of Default.

2.10	Right to enforce the Security Interest

The Pledgee (or any person acting on its behalf) is not obliged to proceed against or enforce any other rights or Security Interest or claim payment from any person before enforcing the Security Interest constituted by this Agreement.

2.11	Continuing security

The Pledgor hereby agrees that the Security Interest constituted by this Agreement shall be continuing and will extend to the ultimate balance of the Secured Claims, regardless of any novation of the Secured Claims made pursuant to the Credit Agreement.

2.12	Additional security

The Security Interest constituted by this Agreement is in addition to, and not in any way prejudiced by, any other security now or subsequently held by the Pledgee.

3.	RELEASE FROM SECURITY

(a)	Unless this Agreement provides otherwise, upon expiry of the Security Period, the Pledgee, at the written request and expense of the Pledgor:

(i)	shall take whatever action is necessary to release the Shares from the Registered Pledge established under this Agreement; and

(ii)	procure automatic re-assignment of all the Property Rights so that they are free and clear of any security created by the Pledgee and otherwise without representation or warranty on the part of the Pledgee or termination of the conditional assignment of the Property Rights by way of security contemplated in Clause 2.7 (Assignment), as the case may be.

(b)	Any amounts received by the Pledgee, when exercising the assigned Property Rights, and applied towards satisfying the Secured Claims, or any other liabilities of the Pledgor under this Agreement will not be repaid or reimbursed to the Pledgor or the Company.

(c)	Unless otherwise agreed in this Agreement, the power of attorney granted to the Pledgee under the Clause 2.9 (Power of Attorney) shall expire upon expiry of the Security Period.

(d)	The Pledgee shall not be obliged to take such actions as requested under Subclauses (a) and (c) above, if any payment received by it in respect of the Secured Claims is ineffective or invalid pursuant to mandatory provisions of law.

4.	REPRESENTATIONS AND WARRANTIES OF THE PLEDGOR

(a)	The Pledgor hereby represents and warrants to the Pledgee that:

(i)	the Company’s share capital amounts to PLN 139 665 000 and is divided into 139 665 shares, each having a nominal value of PLN 1 000;

(ii)	it is the owner of all issued shares in the share capital of the Company, which represents 100 per cent. of the Company's share capital;

(iii)	the Shares are fully paid up and, subject to Subclause 5.2 (b) (Negative covenants), are free from any pledges, encumbrances and third party rights, unless permitted under the Credit Agreement;

(iv)	the Company’s Articles of Association contains a prohibition on a pledgee exercising voting rights;

(v)	it is authorized to enter into and perform this Agreement and it has obtained all consents required for entering into and performing this Agreement;

(vi)	this Agreement constitutes a valid and legally binding obligation of the Pledgor enforceable in accordance with its provisions;

(vii)	there is no restriction on disposal other than, until the Company’s Articles of Association are amended in accordance with Clause 6.3, the supervisory board must grant its consent to the sale of the Shares, except for the sale of Shares to the other shareholder of the Company; and

(viii)	this Agreement constitutes a valid Security Interest over the Shares and the Property Rights in favour of the Pledgee and is not liable to be avoided or otherwise set aside on the declaration of bankruptcy of the Pledgor or otherwise, subject to mandatory provisions of the law.

(b)	These representations are made on the date of this Agreement and will be deemed to be repeated on each date that any representation in Clause 20 (Representations) of the Credit Agreement is made or deemed repeated.

5.	GENERAL UNDERTAKINGS

5.1	Duration

The undertakings in this Clause 5 shall remain in force throughout the Security Period.

5.2	Negative covenants

Unless the Credit Agreement states otherwise or without the prior written consent of the Pledgee, the Pledgor shall not:

(i)	sell, assign or otherwise dispose of the Shares; and

(ii)	encumber the Shares with any third party rights.

5.3	Book of shares

The Pledgor shall procure that the Pledgee shall have the right to, upon no less than fourteen days prior written notice, inspect the book of shares of the Company.

5.4	Property Rights

The Pledgor shall exercise all reasonable actions necessary to make any payments to the Pledgee under the Property Rights pursuant to Clause 2.7 (Assignment) following the occurrence and continuation of an Event of Default which is outstanding.

5.5	Exercising the Pledgee’s rights

(a)	The Pledgor shall, at its own expense, execute and deliver to the Pledgee any documents and take whatever action the Pledgee may reasonably require for:

(i)	perfecting, protecting or maintaining the Security Interests intended to be established under this Agreement and release of such Security Interest in accordance with Clause 3 (Release from security); or

(ii)	exercising the Property Rights or taking any actions the Pledgee is authorized to exercise or take in accordance with this Agreement.

(b)	The Pledgor shall procure, no later then on the date of this Agreement, supervisory board consent to encumbrance, seizure and sale of the Shares.

5.6	Obligations under the Shares

The Pledgor shall remain liable to observe and perform all conditions and obligations assumed by it in respect of the Shares and the Pledgee shall not be under any obligation or liability arising out of the Shares.

6.	VOTING RIGHTS

6.1	Exercise of the voting rights

Unless previously otherwise agreed in writing, the Pledgor shall not exercise the voting rights under the Shares in any manner that would:

(i)	adversely affect the scope of rights attached to the Shares;

(ii)	diminish the proportion of the Shares in the Company’s share capital;

(iii)	result in a merger, takeover or transformation of the Company; or

(iv)	adversely affect the Security Interest created by this Agreement.

6.2	The voting rights and other non-property rights

(a)	From the occurrence and continuation of an Event of Default, the Pledgee shall have the right to exercise the voting rights under the Shares, and other non-property rights vested to the Pledgor as a Company’s shareholder and in particular the right to request the call of an extraordinary meeting of shareholders of the Company. All pecuniary rights to dividends will be vested in the Pledgor until occurrence and continuation of an Event of Default.

(b)	Until the date of occurrence of an Event of Default, the Pledgor shall be obliged to notify the Pledgee about each meeting of shareholders within seven days prior to such meeting, unless the shareholders meeting shall take place without formal convocation. The Pledgee shall have the right to participate in the meeting of shareholders as a spectator.

6.3	Amendments of Articles of Association

The Pledgor shall procure that the Shareholder’s resolution amending the Company’s Articles of Association is adopted in order to allow the Pledgee to attend and exercise the voting right under the Shares at the Company’s shareholder’s meeting in accordance with Article 187 § 2 of the Commercial Companies Code and remove any limitation on disposal of the Shares within twenty one days of the date of this Agreement. The Pledgor shall procure that the above amendments to the Company’s Articles of Association are registered by the competent registration court as soon as practically possible.

7.	ENFORCEMENT OF THE SECURITY INTEREST

7.1	Rights of the Pledgee

(a)

The Pledgee shall have the right to enforce the Pledges established under this Agreement upon the occurrence and continuation of an Event of Default. If the Event of Default occurs and is continuing, upon written notice (Enforcement Notice) being given by the Pledgee to the Pledgor, the Pledgee may, in its absolute discretion and subject to the provisions of the Pledge Law and as appropriate, the

Specific Financial Collateral Act, enforce the Security Interest established under this Agreement through court enforcement proceedings or, only with respect to the Registered Pledge, in the methods specified in Clause 7.2 (Sale of the Shares in a public auction) or Clause 7.3 (Seizure of title to the Shares) or, with respect to the Financial Pledge, in the ways provided in the Specific Financial Collateral Act. The Enforcement Notice should specify the method of enforcement of the Security Interest selected by the Pledgee.

(b)	The Pledgee may at any time enforce its rights over all or any part of the Shares pledged in favour of it, and any enforcement of its rights over any part of the pledged Shares shall not affect the remaining pledged Shares, which shall continue to be subject to the Registered Pledge.

7.2	Sale of the Shares in a public auction

The Registered Pledge may be enforced by the sale of the Shares in a public auction carried out by a notary or public bailiff, pursuant to Article 24 of the Pledge Law, within 14 days of the Pledgee’s application for such sale.

7.3	Seizure of title to the Shares

(a)	The Registered Pledge may be enforced by the seizure of title to the Shares by the Pledgee, pursuant to Article 22 of the Pledge Law.

(b)	Without prejudice to other rights of the Pledgee and enforcement methods available under the Specific Financial Collateral Act, the Financial Pledge may be enforced by the seizure of title to the Shares by the Pledgee, pursuant to Article 10 of the Specific Financial Collateral Act.

(c)	The Parties agree that the value of one share for the purpose of seizing title to the Shares pursuant to Clause 7.3(a) or (b) amounts to its value being [1] PLN.

(d)	The seizure of title to the Shares shall be effected by a written statement of the Pledgee on the seizure of title to the Shares served on the Pledgor no earlier than seven days after receipt by the Pledgor of the Enforcement Notice in accordance with Clause 7.1 (Rights of the Pledgee).

7.4	Disposal after seizure of Shares

(a)	Following the enforcement of the Registered Pledge by the seizure of title to the Shares pursuant to Clause 7.3 (Seizure of title to the Shares), the Pledgee will endeavour to sell at the Choice of the Pledgee the Shares and/or the Property Rights provided:

(i)	no warranties will be provided by the Pledgee as the seller in the sale agreement in respect of the Shares or the Company; and

(ii)	the sale shall take place on arm’s length terms.

(b)	The Pledgor shall be entitled to seek offers for the purchase of the Shares and/or Property Rights for market price and the Pledgee shall in good faith take into account any such offer introduced by the Pledgor. The Pledgee will use reasonable efforts to select the best offer which, in his reasonable opinion, will satisfy the Secured Claim to the utmost degree.

(c)	The Pledgee shall apply any proceeds from the sale of the Shares and/or the Property Rights effected pursuant to this Clause 7.4 against the Secured Claim in accordance with Clause 8 (Application of proceeds).

(d)	The Pledgee shall not be allowed to sell or otherwise dispose or encumber the Shares and/or Property Rights after the Secured Claims have been irrevocably and unconditionally paid and discharged in full. In such a case the Pledgee shall immediately transfer the title to the Shares back to the Pledgor , without any encumbrances.

7.5	Currency of enforcement

For the purposes of Article 28 of the Pledge Law, the Secured Claim may be satisfied in Euro.

8.	APPLICATION OF PROCEEDS

Any money received by the Pledgee as a result of enforcement of the Security Interest constituted by this Agreement including proceeds from the sale of the seized Shares and or Property Rights shall be applied against the outstanding Secured Claims in accordance with the provisions of Clause 31 (Payment Mechanics) of the Credit Agreement. In case the amounts received by the Pledgee exceed the value of the Secured Claims, the Pledgee shall pay the excess back to the bank account indicated by the Pledgor in writing within seven days from the receipt of such amount.

9.	INDEMNITY

(a)	The Pledgor will indemnify each Indemnifiable Person and keep it at all times (whether during or after the Security Period) harmless from and against all liabilities, costs, claims, damages, demands and expenses incurred by it in the execution and/or enforcement of any rights vested in it pursuant hereto except that an Indemnifiable Person shall not be indemnified in respect of liabilities and expenses incurred by it as a result of its own negligence or willful misconduct.

(b)	Any Indemnifiable Person shall not be liable for any losses, costs, claims, damages or demands arising in connection with the exercise of any of its rights hereunder except where such losses, costs, claims, damages or demands arise as a result of its own negligence or willful misconduct and in accordance with the provisions of the Polish Civil Code.

10.	DELEGATION

The Pledgee may delegate by power of attorney to the Security Agent as defined under the Credit Agreement.

11.	EXCLUSION OF SUBROGATION

The Pledgor shall not step into the rights of the satisfied creditor by virtue of enforcement of the Secured Claims by the Pledgee from the Security Interest established under this Agreement. The Pledgor shall forthwith pay or transfer to the Pledgee any payment or distribution received by it due to any such subrogation. This clause shall expire upon the lapse of the Security Period.

12.	AMENDMENTS

Any amendments to this Agreement shall be null and void unless made in writing and signed by the Pledgor and the Pledgee with signatures certified by a notary.

13.	EXPENSES AND INDEMNITY

The Pledgor must, within fourteen days of demand, pay to the Pledgee all reasonable incurred costs and expenses (including reasonable legal fees) incurred by the Pledgee, attorney, manager, delegate, sub-delegate, agent or other person appointed by the Pledgee under this Agreement, in connection with the enforcement or preservation of the security created by this Agreement.

14.	NOTICES

14.1	Giving of notices

Subject to Clause 14.2 (Addresses for court’s notices) below, Clause 33 (Notices) of the Credit Agreement shall apply to all notices given under or in connection with this Agreement.

14.2	Addresses for court’s notices

(a)	The address and facsimile number of the Pledgor are:

SMITHFIELD FOODS, INC.

Address: Hogan & Hartson Jamka Galos sp.k., Al. Jana Pawła II 25, 02-854 Warsaw

Fax: +48-22-653-4250

Attn: Piotr Pilzak

or such other as the Pledgor may notify to the Pledgee by not less than five days notice.

(b)	The address and facsimile number of the Pledgee are:

SOCIETE GENERALE

Address: Allen & Overy, A. Pędzich sp.k., Rondo ONZ 1, 00-124 Warsaw

Fax: +48-22-492-6199

Attn: Patryk Laskorzyński

or such other as the Pledgee may notify to the Pledgor by not less than five days notice.

15.	LANGUAGE AND COUNTERPARTS

(a)	This Agreement is executed in Polish language version in four identical copies, one to be retained by each party and two copies for the registration court and in English language version in two identical copies, one to be retained by each party.

(b)	The parties agree that the English language version shall prevail for the purposes of interpretation of this Agreement.

16.	GOVERNING LAW AND JURISDICTION

(a)	This Agreement shall be governed by Polish law.

(b)	The disputes arising out of or in relation to this Agreement shall be settled by the common courts in Poland.

SCHEDULE 1

FORM OF NOTICE OF NEW SHARES

(on the letterhead of the Pledgor)

To:	SOCIETE GENERALE

Attn:	[ ]

Subject:	New Shares

Dear Sirs,

1.	We submit this notice in connection with the Credit Agreement dated 22 August 2006 (the Credit Agreement) between you, the Arrangers and the undersigned company and the agreement for the financial and registered pledge over shares dated 26 October 2007 (the Agreement for Financial and Registered Pledges over the Shares in Prima Farms Sp. z o.o.) executed pursuant to the Credit Agreement.

2.	In accordance with Clause 2.6 of the Agreement for Financial and Registered Pledges over the Shares in Prima Farms Sp. z o.o., we hereby notify you of the acquisition of New Shares, as defined in the Agreement for Financial and Registered Pledges over the Shares in Prima Farms Sp. z o.o.

3.	On [date], by virtue of [subscribing to a share capital increase]/[describe other method of acquisition] we acquired [number] of the New Shares.

4.	We hereby notify our willingness to enter into shares pledge agreement concerning the New Shares described in point 3 of this notice, on terms identical with the Agreement for Financial and Registered Pledges over the Shares in Prima Farms Sp. z o.o.

Yours faithfully,

For and on behalf of SMITHFIELD FOODS, INC.

SCHEDULE 2

FORM OF NOTICE OF ESTABLISHMENT OF THE PLEDGES

[ON THE LETTERHEAD OF THE PLEDGOR]

To:	PRIMA FARMS Sp. z o.o. (Company)

Attn:	[ ]

Subject:	Pledges over Shares

Dear Sirs,

We hereby give you notice that by the Agreement for Financial and Registered Pledge over Shares in the Company dated 26 October 2007 (Agreement for Financial and Registered Pledges over the Shares in Prima Farms Sp. z o.o.), the copy of which is attached hereto, SMITHFIELD FOODS, INC. (Pledgor) has established financial/registered pledges over the shares in the Company in favour of SOCIETE GENERALE, acting as a pledgee (Pledgee).

The Pledgee is entitled to exercise the voting rights attached to the pledged shares upon the occurrence of an Event of Default as defined in the Credit Agreement dated 22 August 2006.

Please confirm your acknowledgement of the above by signing the acknowledgement attached to the enclosed duplicate copy of this notice and returning the duplicate together with the duly signed acknowledgement to us with a copy to the Pledgor.

SMITHFIELD FOODS, INC.

We acknowledge receipt of the above notice of which this is a copy and a copy of the Shares Pledge Agreement.

On behalf of The Company

SCHEDULE 3

FORM OF POWER OF ATTORNEY

Power of Attorney

granted on 26 October 2007 in Warsaw by SMITHFIELD FOODS, INC. (the Pledgor) the sole shareholder of PRIMA FARMS Sp. z o.o. (the Company), to SOCIETE GENERALE a bank duly established under French law, with registered address at 29 boulevard Haussmann, 75009 Paris, France, acting by and through its branch established in the City and State of New York, United States of America, with its registered office located at 1221 Avenue of the Americas, New York, New York 10021, registration no. 552 120 222 R.C.S. Paris (the Pledgee).

This Power of Attorney is granted pursuant to Clause 2.9 of the Agreement for Registered Pledge over Shares in PRIMA FARMS Sp. z o.o., dated 26 October 2007 (the Shares Pledge Agreement) between the Pledgor and the Pledgee.

1.	The Pledgor hereby grants to the Pledgee an irrevocable Power of Attorney with a power of substitution to exercise at any time upon occurrence and continuation of an Event of Default in the Pledgor’s name all and any voting rights and other non-property rights which the Pledgor, as a shareholder of the Company, has or might have pursuant to the Company’s Articles of Association and Polish law.

2.	In particular, but without limitation, the Pledgee shall have the following rights:

(a)	the right to demand an extraordinary shareholders’ meeting to be convened by the management board of the Company;

(b)	the right to be informed about each ordinary and extraordinary shareholders’ meeting called by the management board of the Company and upon its request to be present at any shareholders’ meeting;

(c)	the right to vote over all the shares in the Company pledged in favour of the Pledgee pursuant to the Shares Pledge Agreement as the Pledgor’s proxy pursuant to Article 243 §1 of the Polish Companies Code, as long as such voting rights cannot be exercised under the Company’s Articles of Association, in accordance with Article 187 § 2 of the Companies Code;

(d)	the right to give any consent or authorisation that is required from a shareholder under the Polish Companies Code and the Company’s Articles of Association.

3.	This Power of Attorney remains irrevocable during the Security Period (as that term is defined in the Shares Pledge Agreement). The Pledgee shall be authorised to act on the basis of this Power of Attorney following the occurrence and continuation of an Event of Default (as that term is defined in the Shares Pledge Agreement).

On behalf of the Pledgor

SIGNATORIES

Pledgor:

SMITHFIELD FOODS, INC.

By:	/s/ Lech Najbauer

Pledgee:

SOCIETE GENERALE

By:	/s/ Patryk Laskorzynski	By: